UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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MGP Ingredients, Inc.
(Name of Registrant as Specified In Its Charter)

Karen Seaberg Laidacker M. Seaberg Cloud L. Cray, Jr. Cray Family Management LLC Cray MGP Holdings LP John P. Bridendall M. Jeannine Strandjord
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On July 12, 2013, Karen Seaberg and Cloud L. Cray, Jr. issued an open letter to the stockholders of MGP Ingredients, Inc. (the “Company”), a copy of which is filed herewith as Exhibit 1.  Each of the foregoing persons, along with Laidacker M. Seaberg, Cray Family Management LLC, Cray MGP Holdings LP, John P. Bridendall and M. Jeannine Strandjord are participants (the “Participants”) in the solicitation of proxies in connection with the information filed herewith, and, in the case of Karen Seaberg and Cloud L. Cray, Jr., both are directors of the Company.

ON JULY 10, 2013, THE PARTICIPANTS FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS FROM THE STOCKHOLDERS OF THE COMPANY FOR USE AT THE COMPANY’S 2013 ANNUAL MEETING, AND AT ANY ADJOURNMENTS, POSTPONEMENTS, CONTINUATIONS OR RESCHEDULINGS THEREOF, BECAUSE THEY CONTAIN IMPORTANT INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT IS AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WERE FIRST SENT TO SECURITY HOLDERS ON OR ABOUT JULY 12, 2013.

Exhibit 1

KAREN SEABERG

LAIDACKER M. SEABERG

CLOUD L. CRAY, JR.

CRAY FAMILY MANAGEMENT LLC

CRAY MGP HOLDINGS LP

JOHN P. BRIDENDALL

M. JEANNINE STRANDJORD

July 12, 2013

Dear Fellow MGP Stockholders:

MGP Ingredients, Inc. (the “Company”) is the successor by reorganization to a business founded in 1941 by my grandfather, Cloud Cray, Sr.  My father, Cloud (“Bud”) Cray, Jr. was Chief Executive Officer from 1980 to September 1988, Chairman of the Board from 1980 until 2006, and has been an officer or director of the Company for more than 50 years.  My husband, Ladd Seaberg, was Chief Executive Officer of the Company from September 1988 until March 2008 when he voluntarily resigned for health reasons.  I have learned a great deal about the Company and its business from them and others as well as during my service as a director of the Company since August 2009.  We are each inspired by a family legacy of deep caring about, and commitment to, the Company and its stockholders and its other constituents, including the employees, customers, suppliers, sales agents, and communities in which the Company has business operations.  We believe that one of the principal reasons for the Company’s historical success was its corporate culture of devotion to the best interests of all of these constituents which entails empowering employees to exercise their judgment and initiative to deliver superior performance and insisting upon treatment of each other with the mutual respect that is the hallmark of the golden rule.

I and the other members of the Cray Group (which includes my father, my husband, and certain partnerships formed for estate planning purposes) have had growing concerns with problems at the Company, most notably the lack of profitable growth, deterioration in the corporate culture — to one of fear, intimidation and micromanagement, potential loss of key employees, efforts to sell all or parts of the Company’s business, and the level of compensation paid to John Speirs, the current Chairman of the Board of Directors, and Tim Newkirk, the current Chief Executive Officer (“CEO”), despite the poor financial performance and low stock price of the Company.

We believe assessing profitable growth requires a focus on income from operations because it measures the return on investment from recurring operating activities rather than non-recurring gains, like the $13 million proceeds from the sale of the LDI distillery business in 2011, which artificially inflate net income.  The Company had a loss from operations of $944,000 in 2012.  The unaudited financial statements for the year ended December 31, 2011 (which reflects the combined results for the six months ended June 30, 2011 and the six-month transition period (from changing the Company’s fiscal year from June 30 to December 31) ended December 31, 2010) showed a loss from operations of over $4 million.

Our stock price has suffered from this lack of performance.  It has declined from a high of $11.90 per share for the quarter ended December 31, 2010 to a low of $3.40 per share for the quarter ended December 31, 2012.  Our stock generally traded below $5.00 per share from January 1 of this year through May 29, 2013 when the Company announced a strategic review — which investors understand to be code for preparing to sell all or major parts of the Company.  The strategic review announcement artificially increased the share price to a high of $6.09 on July 3 which has subsequently declined below $6.00 per share as of July 10, 2013.  Stockholder value, measured by the decline from the high in the fourth quarter of 2010 through the high on the date of the announcement of the strategic review on May 29, has declined by approximately $128 million during this period.

Moreover, Institutional Shareholder Services, or ISS, reports that the Company’s total stockholder return, reflecting price appreciation plus reinvestment of dividends (calculated monthly) and the compounding effect of dividends paid on reinvested dividends, is negative for the three-year period ended December 31, 2012 and for the five-year period ended December 31, 2012.  According to ISS, the Company’s Total Shareholder Return was -31.51% for the most recent year, -22.89% for the three-year period ended December 31, 2012 and -17.69% for the five-year period ended December 31, 2012.

As shown above, the Company’s performance is unacceptable and the CEO more than anyone should be held accountable for that failure.  The most important job a board of directors has is to appoint the CEO and ensure that he or she effectively performs to build stockholder value.  The board’s fiduciary obligation is to change the CEO when that performance is not forthcoming.

We believe compensation must be linked with performance so that the interests of management and the board are aligned with the interests of stockholders.  In particular, the Company’s compensation program with respect to the compensation of the CEO, Mr. Newkirk, does not link his pay with performance as measured by total stockholder returns, operating income or other measures that are truly in the interests of Stockholders.  For example, the Company’s short-term incentive plan, pursuant to which Mr. Newkirk received a bonus of $351,000 for 2012 due to the Company exceeding its “MEP” (for “modified economic profit”) target, is not aligned with stockholder interests.  That Mr. Newkirk exceeded his target for performance and received any bonus, let alone one of that magnitude, in a year in which the Company had a loss from operations of $944,000, according to the Company’s Form 10-K for the fiscal year ended December 31, 2012, is simply unacceptable.

In addition, the Chairman of the Board received total compensation of $225,000 in fiscal 2012.  This is a very large amount for a non-executive Chairman of a small public company with no operating income in 2012 or 2011 (calendar year — combined unaudited).  According to data from the 2012-2013 Director Compensation Report by the National Association of Corporate Directors, Mr. Speir’s total compensation was more than 50% higher than the median total compensation for non-executive chairmen at similarly sized public companies.  We understand that the rationale for paying such high compensation to the Chairman is his mentoring role with the CEO.  If that is the case, then a significant part of his compensation should be attributable to the CEO position since he apparently is not able to function without that additional support.  This reality further supports the overpayment of the CEO and the Chairman, particularly in view of the Company’s lack of profitable growth in operating income.

We believe that all stockholders deserve a Board that listens to them and that, consistent with the Board’s fiduciary obligations, appropriately responds to their concerns.  In addition to my father, the Cray Group has identified two new high-quality and independent nominees—Ms. Strandjord and Mr. Bridendall—whose qualifications are described in the enclosed Proxy Statement.  We believe they are committed to good governance and to listening to all of the Company’s stockholders, and will add great value to the Board.  We believe the election of Ms. Strandjord and Mr. Bridendall, and the reelection of my father, will further efforts to improve the Company’s business and financial performance, achieve profitable growth, ensure accountability to stockholders, restore a positive corporate culture, avoid the loss of key employees, and build long-term stockholder value.

Also as described more fully in the enclosed Proxy Statement, the Cray Group is proposing for stockholder approval several improvements in corporate governance that are consistent with best practices in corporate governance and are widely supported by institutional investors, including:

1.  An amendment to the Company’s bylaws (“Bylaws”) to provide for confidential voting at the 2013 Annual Meeting and at future stockholder meetings;

2.  A proposal requesting the Board of Directors to approve an amendment to the Company’s Articles of Incorporation to de-stagger the Board, which would have the effect of requiring the annual election of all directors and allowing any director to be removed with or without cause by stockholders holding a majority of the voting power required to elect such director, and to submit such amendment to the Company’s stockholders for approval;

3.  An amendment to the Company’s Bylaws to provide a right for stockholders holding 10% or more of the outstanding common stock or outstanding preferred stock to call a special meeting of stockholders; and

4.  An amendment to the Bylaws to require that any vacancies on the Board be filled only by the stockholders and not by the Board.

My father and I have reluctantly undertaken the effort and considerable expense of soliciting proxies to bring about change in the composition of the Board and the CEO position, and to increase accountability and responsiveness to stockholders through improved corporate governance.  Like all good Midwesterners, we seek to avoid confrontation and to work within the system to achieve positive change, but we will not shrink from a fight when doing the right thing necessitates it.  We have done our best to persuade the current Board to voluntarily bring about new leadership and adopt these governance changes, but they are intransigent on all fronts.  We were therefore left with no choice but to engage in this proxy fight.

We have been heartened by, and are very appreciative of, the outpouring of support for our efforts from stockholders, employees, customers, suppliers and our communities.  We need your help in providing a tangible expression of your support by completing, mailing and sending in the Gold Proxy Card or by voting by telephone or Internet as instructed in that proxy card.  With your votes, we can put in place appropriate board and executive leadership to achieve profitable growth, restore a positive corporate culture, avoid the loss of key personnel and improve corporate governance to make the Board and management more accountable and responsive to stockholders.

Sincerely,

/s/ Karen Seaberg

Karen Seaberg

I wholeheartedly concur with all of the views expressed in Karen’s letter to the stockholders.  Devotion to this Company has been a labor of love for me for over 50 years.  Neither she nor I could stand by any longer without taking action to restore the Company to its proper course.  We need your votes to enable us to bring about the changes in leadership and governance that will benefit stockholders and all of the rest of the Company’s constituents.

Sincerely,

/s/ Cloud Cray, Jr.

Cloud Cray, Jr.